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Exhibit 10.22

CROSS COUNTRY, INC.
RESTRICTED STOCK AGREEMENT

        March 26, 2003

Dear Ms. Anenberg:

        I am pleased to advise you that the Compensation Committee of the Board of Directors of Cross Country, Inc. (the "Company") granted to you on the 26th day of March, 2003 (the "Grant Date") 2,202 shares of the validly issued common stock of the Company, $0.0001 par value per share (the "Shares") subject to the terms and conditions of this letter. The purchase price for the Shares is zero. The Shares are subject to certain restrictions relating to the passage of time as an employee of the Company. While such restrictions are in effect (the "Restriction Period"), the Shares subject to such restrictions are referred to herein as "Restricted Stock." Shares to be issued pursuant to this Agreement shall be made available only from authorized and unissued Shares.

        1.    Vesting.    The Restricted Stock will become vested and cease to be Restricted Stock (but will remain subject to paragraph 8 of this letter) in three equal annual installments of 33 1/3% each, on the first, second and third anniversary of the Grant Date, provided that you remain continuously employed by the Company at all times through the applicable vesting date. Notwithstanding the foregoing, the Restricted Stock will become vested and cease to be Restricted Stock (but will remain subject to paragraph 8 of this letter) at any time after the Company terminates your employment without "cause" (as defined in the Cross Country, Inc. Amended and Restated 1999 Stock Option Plan (the "Stock Option Plan")) or in the event your employment with the Company terminates due to your death or "disability" (as defined in the Stock Option Plan). In addition, the Restricted Stock will become vested and cease to be Restricted Stock upon the occurrence of a "change in control" (as defined in the Stock Option Plan).

        2.    Restrictions on Transfer.    During the Restriction Period you shall not sell, transfer, pledge, hypothecate, assign or otherwise encumber or dispose of the Shares, except as set forth in this Agreement. Any attempted sale, transfer, pledge, hypothecation, assignment or other disposition of the Shares in violation of this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue "stop transfer" instructions to its transfer agent.

        3.    Forfeiture.    Except as expressly provided in paragraph 1 with respect to your termination due to death, disability or by the Company without "cause, if your employment is terminated for any reason including, without limitation, retirement, resignation without "good reason" or for "cause" during the relevant Restriction Period, you will forfeit to the Company, without compensation, any and all unvested Restricted Stock.

        4.    Rights as a Holder of Restricted Stock.    From and after the Grant Date, you will have the right to vote the Restricted Stock, to receive and retain all regular cash dividends payable to holders of Shares of record on and after the Grant Date (although such dividends will be treated, to the extent required by applicable law, as additional compensation for tax purposes), and to exercise all other rights, powers and privileges of a holder of Shares with respect to the Restricted Stock, with the exceptions that (i) you will not be entitled to delivery of the stock certificate or certificates representing the Restricted Stock until the Restriction Period has expired; (ii) the Company (or its designated agent) will retain custody of the stock certificate or certificates representing the Restricted Stock and any other property ("RS Property") issued in respect of the Restricted Stock, including stock dividends (other than regular cash dividends which will be paid to you) during the Restriction Period; (iii) no RS Property will bear interest or be segregated in separate accounts during the Restriction Period; and (iv) you may not transfer the Restricted Stock during the Restriction Period.

        5.    Adjustments.    In the event of any stock dividend, split up, split-off, spin-off, distribution, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or liquidation or the like, the Restricted Stock shall receive the same distributions as other Shares or be adjusted either on the same basis as other Shares or on some other basis as determined by the Board of Directors.

        6.    Taxes; Section 83(b) Election.    You acknowledge, subject to the last sentence of this paragraph, that: (i) no later than the date on which any Restricted Stock shall have become vested, you will pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to any Restricted Stock which shall have become so vested; (ii) the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to you any federal, state or local taxes of any kind required by law to be withheld with respect to any Restricted Stock which shall have become so vested, including that the Company may, but shall not be required to, sell a number of Shares sufficient to cover applicable withholding taxes; and (iii) in the event that you do not satisfy (i) above on a timely basis, the Company may, but shall not be required to, pay such required withholding and treat such amount as a demand loan to you at the maximum rate permitted by law, with such loan, at the Company's sole discretion and provided the Company so notifies you within thirty (30) days of the making of the loan, secured by the Shares and any failure by you to pay the loan upon demand shall entitle the Company to all of the rights at law of a creditor secured by the Shares. The Company may hold as security any certificates representing any Shares and, upon demand of the Company, you shall deliver to the Company any certificates in your possession representing Shares together with a stock power duly endorsed in blank. You also acknowledge that it is your sole responsibility, and not the Company's, to file timely and properly any election under Section 83(b) of the Internal Revenue Code and any corresponding provisions of state or local tax laws, if you wish to utilize such election.

        7.    Legends.    All certificates representing the Shares shall have endorsed thereon the following legends:

        a)    "THE ANTICIPATION, ALIENATION, ATTACHMENT, SALE, TRANSFER, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR CHARGE OF THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING A VESTING SCHEDULE AND FORFEITURE PROVISION AND RESTRICTIONS AGAINST TRANSFER) OF AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND CROSS COUNTRY, INC. (THE "COMPANY") DATED AS OF THE    DAY OF MARCH, 2003. COPIES OF SUCH AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY."

        b)    "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

        c)    Any legend required to be placed thereon by applicable blue sky laws or other law of any state or securities law.

        Notwithstanding the foregoing, in no event shall the Company be obligated to issue a certificate representing the Restricted Stock prior to vesting as set forth in paragraph 1 hereof.

        8.    Securities Representations.    The Shares are being issued to you in reliance upon the following express representations and warranties: (i) the Shares are being acquired for your own account and not with a view to, or for sale with, the distribution thereof, nor with any present intention of distributing or selling any such Shares; (ii) you have been advised that you may be an "affiliate" within the meaning of Rule 144 under the Securities Act of 1933 (the "Act") and in this connection the Company is relying in part your representations set forth in this paragraph; (iii) if you are an affiliate, the Shares must be held and sold only pursuant to any available exemption from any applicable resale restrictions or until the Company files a registration statement (or a "re-offer prospectus") with regard to such Shares and the Company is under no obligation to register the Shares (or to file a "re-offer prospectus"); (iv) the transfer of Shares has not been registered under the Act, and the Shares must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available and the Company is under no obligation to register the shares; and (v) if you are an affiliate, you understand that the exemption from registration under Rule 144 will not be available unless (x) a public trading market then exists for the Shares of the Company; (y) adequate information concerning the Company is then available to the public; and (z) other terms and conditions of Rule 144 or any exemption therefrom are complied with and that any sale of the Shares may be made only in limited amounts in accordance with such terms and conditions.

        9.    Not an Employment Agreement.    The issuance of the Shares hereunder does not constitute an agreement by the Company to continue to employ you during the entire, or any portion of, the term of this Agreement, including but not limited to any period during which Restricted Stock is outstanding.

        10.    Attorney-in-Fact Status.    The Company, its successors and assigns, is hereby appointed your attorney-in-fact, with full power of substitution, for the purpose of carrying out the provisions of this letter and taking any action and executing any instruments which such attorney-in- fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Upon the Board of Director's request, you will deliver to the Company a duly signed stock power, endorsed in blank, relating to the Restricted Stock.

        11.    Uncertificated Shares.    Notwithstanding anything else herein, the Compensation Committee may, in its sole and absolute discretion and in accordance with Section 158 of the Delaware General Corporation Law, issue the Shares in the form of uncertificated shares. Such uncertificated shares of Restricted Stock shall be credited to a book entry account maintained by the Company (or its designee) on your behalf. If thereafter, certificates are issued with respect to the uncertificated shares of Restricted Stock, such issuance and delivery of certificates shall be in accordance with the applicable terms of this Agreement.

        12.    Miscellaneous.

        a)    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors, trustees, administrators, distributees, devisees and legatees. The Company may assign to, and require, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, any subsidiary or any division of the Company or subsidiary by which you are employed to expressly assume and agree in writing to perform this Agreement. Notwithstanding the foregoing, you may not assign this Agreement.

        b)    This award of Restricted Stock shall not affect in any way the right or power of the Board of Directors or stockholders of the Company to make or authorize an adjustment, recapitalization or other change in the capital structure or the business of the Company, any merger or consolidation of the Company or subsidiaries, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, the dissolution or liquidation of the Company or subsidiaries, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

        c)    You agree that the award of the Restricted Stock hereunder is special incentive compensation and that it, any dividends paid thereon (even if treated as compensation for tax purposes) and any other RS Property will not be taken into account as "salary" or "compensation" or "bonus" in determining the amount of any payment under any pension, retirement or profit-sharing plan of the Company or any life insurance, disability or other benefit plan of the Company, unless otherwise specifically included in "salary" or "compensation" or "bonus" for purposes of such plan.

        d)    No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

        e)    This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.

        f)    The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

        g)    The headings of the paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

        h)    The Company shall pay all fees and expenses necessarily incurred by the Company in connection with this Agreement and will from time to time use its reasonable efforts to comply with all laws and regulations which, in the opinion of counsel to the Company, are applicable thereto.

        i)    All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same. Notices to the Company shall be addressed to its principal office, attention of the General Counsel and notices to you shall be addressed to the address set forth below your name at the end of this Agreement.

        j)    By executing this Agreement, the award of Restricted Stock and the terms and conditions described herein shall be accepted by you.

        k)    This Agreement shall be governed, interpreted and construed and the legal relationships of the parties determined in accordance with the internal laws of the State of Delaware (regardless of the law that might otherwise govern under applicable principles of conflict laws).

*            *            *

        Please sign a copy of this letter acknowledging and accepting the terms and conditions of the grant and return it to Susi Ball, Corporate Counsel, at Cross Country, Inc., 6551 Park of Commerce Boulevard, Boca Raton, Florida, 33487 as soon as possible.

CROSS COUNTRY, INC.

By: /s/ Vickie Anenberg
Title: President

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  Exhibit 10.22